EXHIBIT 10.12

EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this 23rd day of May, 2002, between THE CHEESECAKE FACTORY RESTAURANTS, INC., a California corporation (the “Company”) and MICHAEL BERRY (the “Employee”).

     WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of the Employee with the Company.

     NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company and the Employee hereby agree as follows:

     1. Certain Terms Defined. For purposes of this Agreement:

               1.1 “Permanently Disabled” means a physical or mental condition that occurs and persists which, in the written opinion of a licensed physician (a specialist in the field) selected by the Board in good faith, has rendered Employee unable to perform Employee’s duties hereunder for a period of ninety (90) days or more and, in the written opinion of such physician, the condition will continue for an indefinite period of not less than an additional ninety (90) day period, rendering the Employee unable to return to Employee’s duties.

               1.2 “Affiliate” shall have the meaning given such term in the Exchange Act.

               1.3 “Base Salary” means, as of the date of determination or Date of Termination, the base salary of Employee then in effect pursuant to Section 4.

               1.4 “Beneficial Owner” shall have the meaning given to such term in the Exchange Act.

               1.5 “Board” shall mean the Board of Directors of the Company.

               1.6 “Cause” means: (1) the willful failure by the Employee to substantially perform his duties for the Company (other than any such failure resulting from his incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to him by the Board, which demand specifically identifies the manner in which the Board believes that he has not substantially performed his duties; (2) the Employee’s willful misconduct that is demonstrably and materially injurious to the Company, CFI, or its Affiliates, monetarily or otherwise; (3) Employee’s willful failure to comply with written policies of CFI and the Company, including the CFI Code of Ethics and Code of Conduct and securities trading policies, (4) willful breach of Section 13 hereof, or (5) the Employee’s commission of such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties. No act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by him not in good faith and without the reasonable belief that his action or omission was in the best interest of the Company.

               1.7 “Change of Control” means the occurrence of any of the following:

                          (a) any Person (other than Employee) or that Person’s Affiliate is or becomes the Beneficial Owner, directly or indirectly, of securities of CFI representing 30% or more of the combined voting power of CFI’s then outstanding voting securities (“Voting Securities”); or

                          (b) the stockholders of CFI approve a merger or consolidation of CFI with any other corporation (or other entity), other than:

                               (i) a merger or consolidation which would result in the Voting Securities of CFI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the Voting Securities of CFI or such surviving entity outstanding immediately after such merger or consolidation;

                               (ii) a merger or consolidation effected to implement a recapitalization of CFI (or similar transaction) in which no Person acquires more than 20% of the combined voting power of CFI’s then outstanding Voting Securities; or

                               (iii) a merger or consolidation which would result in the directors of CFI (who were directors immediately prior thereto) continuing to constitute at least 50% of all directors of the surviving entity after such merger or consolidation. In this paragraph (iii), “surviving entity” shall mean only an entity in which all CFI’s stockholders immediately before such merger or consolidation (determined without taking into account any stockholders properly exercising appraisal or similar rights) become stockholders by the terms of such merger or consolidation, and the phrase “directors of CFI (who were directors immediately prior thereto)” shall include only individuals who were directors of CFI at the beginning of the 24 consecutive month period preceding the date of such merger or consolidation; or

                          (c) the stockholders of CFI approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of CFI’s assets; or

                          (d) during any period of 24 consecutive months, individuals, who at the beginning of such period constitute the Board of Directors of CFI, and any new director whose election by the Board of Directors of CFI, or whose nomination for election by CFI’s stockholders, was approved by a vote of at least one-half (½) of the directors then in office (other than in connection with a contested election), cease for any reason to constitute at least a majority of the Board of Directors of CFI.

               1.8 “CFI” means The Cheesecake Factory Incorporated, a Delaware corporation.

               1.9 “Code” means the Internal Revenue Code of 1986, as amended.

               1.10 “Committee” means the Compensation Committee of the CFI Board of Directors.

               1.11 “Employment Period” has the meaning set forth in Section 2.

               1.12 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

               1.13 “Person” is given the meaning as such term is used in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that unless this Agreement provides to the contrary, the term shall not include CFI, any trustee or other fiduciary holding securities under an employee benefit plan of CFI, or any corporation owned, directly or indirectly, by the stockholders of CFI in substantially the same proportions as their ownership of stock of CFI.

     2. Employment. The Company shall employ Employee during the Employment Period (as defined below) as its President and Chief Operating Officer. During the Employment Period, Employee shall perform the duties properly assigned to him hereunder, shall devote substantially all of his time and attention and effort to the affairs of the Company and shall use his reasonable best efforts to promote the interests of the Company, including without limitation the performance of all of the duties customarily performed by a President and Chief Operating Officer. Employee shall report directly to the Chief Executive Officer of the Company. Employee shall provide information to the CFI Board as it shall request from time to time. The Employee will not engage in any outside business activity (as distinguished from personal investment activity and affairs), including, but not limited to, activity as a consultant, director, agent, partner, officer, or employee, or provide business services of any nature directly or indirectly to any other corporation or other business enterprise; provided, however, such restriction shall not apply to The Cheesecake Factory Oscar and Evelyn Overton Foundation or any other non-profit corporation; and provided,however, further, Employee shall be entitled to remain in his current position on the board of directors of the corporation described on Schedule 1. Notwithstanding the forgoing, Employee may not, in the aggregate, devote more than eight business days per calendar year in the performance of duties for any enterprise other than the Company.

     3. Employment Period. Subject to the termination provisions hereinafter provided, the “initial term” of Employee’s employment under this Agreement shall begin on June 17, 2002 and end on June 17, 2005 (“Base Term”); provided, however, that on the such termination date, and on each subsequent anniversary of such termination date thereafter, the term of this Agreement shall automatically be extended for one additional year (each such year a “Rollover Year”) unless, not later than 90 days prior to termination of the Base Term or a Rollover Year, as applicable, the Company or the Employee shall give notice not to extend this Agreement. In the event of a Change of Control occurring at any time after twenty-three (23) months following the date of this Agreement and prior to the termination of the Base Term or a Rollover Year, as applicable, the term shall automatically be extended to that date which is thirteen (13) months after the date of such Change of Control. “Employment Period” shall mean, for purposes of this Agreement, both the “Base Term” and any subsequent Rollover Year.

     4. Salary. The Company shall pay Employee in accordance with its normal payroll practices (including all required payroll deductions for taxes) but not less frequently than monthly, an annual salary at a rate of $350,000. The Company may at any time grant a discretionary bonus to the Employee based on goals and objectives to be agreed upon from time to time. Participation in deferred compensation, discretionary bonus, retirement, stock option and other employee benefit plans and in fringe benefits shall not reduce the Base Salary.

     5. Participation in Stock Option, Bonus, Retirement and Employee Benefit Plans.

               5.1 Stock Option Plan. Employee shall be eligible to participate in The Cheesecake Factory Incorporated 2001 Stock Option Plan (“Stock Option Plan”). As an inducement to Employee to enter into this Agreement, the Committee shall grant Employee, effective on the date of grant designated in the Notice of Grant provided to be delivered to Employee concurrently herewith, options under the Stock Option Plan to purchase 200,000 shares of the common stock of CFI, which options shall vest 20% on the first anniversary of the grant date set forth on the Notice of Grant and then 20% each anniversary thereafter, provided however, that such vesting shall be further subjected to the terms of the Stock Option Plan and Stock Option Agreement accompanying the grant of such options. It being understood that the terms of the Stock Option Agreement and Notice of Grant shall not materially differ from the most recent form of such agreement issued to senior executive officers of CFI. Commencing with the 2003 fiscal year, Employee shall be granted additional options as the Committee may determine and in accordance with the terms of the Stock Option Plan, and on such other terms as generally provided to senior officers in positions commensurate with Employee’s position at the Company.

               5.2 Year 2002 Performance Incentive Bonus Plan. Employee shall participate in The Cheesecake Factory Incorporated Year 2002 Performance Incentive Bonus Plan providing for a potential bonus of 50% of Base Salary for the 2002 fiscal year (prorated based upon the date of this Agreement), subject to the terms, conditions and performance requirements set forth in the plan. Commencing with the 2003 fiscal year the Employee shall participate in the annual Performance Incentive Plan, upon the same terms as other senior officers in positions commensurate with Employee’s position at the Company.

               5.3 The Cheesecake Factory Incorporated Executive Savings Plan. Employee shall be eligible to participate in The Cheesecake Factory Incorporated Executive Savings Plan in accordance with the terms of the plan and on the same basis as senior officers in positions commensurate with Employee’s position at the Company.

               5.4 Other Plans. The Employee shall be entitled to participate in any other plans relating to bonuses, stock options, stock purchases, pension, thrift, profit sharing, life insurance, medical coverage, education, or other retirement or employee benefits adopted or which may be adopted for the benefit of its senior officers in positions commensurate with Employee’s position at the Company from and after the date of this Agreement, on the same terms and conditions as senior officers in positions commensurate with Employee’s position at the Company.

     6. Additional Stock Grant.

               6.1 As a further inducement to enter into this Agreement, the Committee shall grant Employee, effective on the date of grant designated in the Notice of Grant delivered to Employee concurrently herewith, options under the Stock Option Plan to purchase 10,000 shares of the common stock of CFI, which options shall vest 100% on that date which is six (6) months from the date of this Agreement, provided however, that such vesting shall be further subjected to the terms of the Stock Option Plan and Stock Option Agreement accompanying the grant of such options. It being understood that the terms of the Stock Option Agreement and Notice of Grant shall not materially differ from the most recent form of such agreement issued to senior executive officers of CFI.

     7. Other Benefits

               7.1 Welfare Benefits. During the Employment Period, Employee and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including medical, prescription, dental, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) applicable to senior officers in positions commensurate with Employee’s position at the Company.

               7.2 Fringe Benefits. During the Employment Period, Employee shall be entitled to all fringe benefits that are from time to time available to senior officers in positions commensurate with Employee’s position at the Company.

               7.3 Vacation. During the Employment Period, Employee shall be entitled to paid vacation time in accordance with the plans, practices, policies, and programs applicable to senior officers in positions commensurate with Employee’s position at the Company, but in no event shall such vacation time be less than three (3) weeks per calendar year.

               7.4 Business Expenses. During the Employment Period, the Employee shall be entitled to incur and be reimbursed for all reasonable business expenses, including but not limited to cellular telephone and travel (including business and first class airline accommodations), in accordance with the CFI’s business expense reimbursement policies and procedures. The Company agrees that it will reimburse the Employee for all such expenses upon the presentation by the Employee, from time to time, of an itemized account of such expenditures setting forth the date, the purposes for which incurred, and the amounts thereof, together with such receipts showing payments in conformity with the Company’s established policies. Reimbursement shall be made in accordance with normal practices after submission of an itemized account.

               7.5 Automobile. During the Employment Period, Employee shall have the option to participate in the Company’s leased car program (providing for a 740i1 BMW) or receive an automobile allowance in the amount of $1,000.00 per month.

     8. Relocation Expenses. The Company shall reimburse Employee for his relocation expenses as follows: (a) expenses incurred for the packing, shipping and unpacking of all household goods and one luxury automobile, (b) payment of all customary closing costs (but not including the payment of any interest for money borrowed) in connection with the sale of Employee’s condominium located in Manhattan, New York, including reasonable attorney fees and 6% real estate brokerage fee (approximately $91,000), (c) payment of all the real estate cost (but not including the payment of any interest or points for money borrowed) associated with Employee’s purchase of a home in the Los Angeles, California metropolitan area (approximately $19,000 or 2% of the purchase price), (d) payment of temporary housing costs not to exceed an agreed upon amount for an agreed upon duration, and (e) such amount as is necessary to reimburse Employee for the Federal and state taxes payable by Employee for the amounts paid pursuant to clauses (a) through (d) of this Section 8 (assuming an aggregate tax rate of 45%).

     9. Indemnity. The CFI shall indemnify, defend and hold the Employee harmless from any cost, expense or liability arising out of or relating to any acts or decisions made by the Employee on behalf of or in the course of performing services for the Company to the same extent CFI indemnifies, defends and holds harmless other senior officers of the Company and in accordance with the CFI’s established policies. CFI agrees to maintain Directors and Officers Liability Insurance to provide coverage for officers the Company.

     10. Termination.

                          (a) Death or Permanent Disability. This Agreement shall terminate upon the Employee’s death or Permanent Disability.

                          (b) Cause. The Company may terminate Employee for Cause, at any time.

                          (c) Change of Control. Employee may terminate this Agreement for any reason or no reason during the 30 day period commencing 12 months after a Change in Control.

                          (d) Notice of Termination. Any termination of the Employee’s employment by the Company for Cause, or without cause, or as permitted in Section 10 (c) shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 14. Any termination by the Company due to Permanent Disability also shall be communicated by giving to Employee a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) except in the event of a termination without cause or pursuant to Section 10(c), sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated; and (iii) specifies the Date of Termination (defined below).

                          (e) Date of Termination. “Date of Termination” means the date specified in the Notice of Termination; provided that if the Employee’s employment is terminated due to the Employee’s death, the Date of Termination shall be the date of death.

     11. Certain Benefits Upon Termination.

                          (a) If Employee’s employment terminates by reason of death, or Permanent Disability, the Company shall pay to Employee an amount equal to the sum of (i) Employee’s accrued but unpaid Base Salary up to the Date of Termination, and (ii) if, as, and when payable under such plan(s), an amount equal to Employee’s bonus under any bonus plan then in effect for the then current fiscal year, to the extent the Employee would have qualified for said bonus as of the Date of Termination, on a pro rata basis as of the Date of Termination.

                          (b) If the Company terminates Employee for Cause, the Company shall pay to Employee an amount equal to the Employee’s accrued but unpaid Base Salary up to the Date of Termination.

                          (c) If the Company terminates the Employee without cause, or if Employee terminates his employment pursuant to Section 10 (c), the Company shall pay the Employee the sum of (i) Employee’s accrued but unpaid Base Salary up to the Date of Termination, (ii) ) if, as, and when payable under such plan(s), and amount equal to Employee’s bonus(es) under any bonus(es) plan(s) then in effect for then current fiscal year, to the extent the Employee would have qualified for said bonus as of the Date of Termination, on a pro rata basis as of the Date of Termination, and (iii) an amount equal to one times Employee’s annual Base Salary.

                          (d) Notwithstanding any provision of this Section 11 to the contrary, in the event of a termination of employment due to death or Permanent Disability, twenty percent (20%) of the number of shares subject to unvested options granted under the Stock Option Plan or any other option plan of the Company or CFI (effective on the date hereof or in the future) on the Date of Termination shall vest and become exercisable, if applicable, in accordance with the terms of such plans and the option agreements pursuant to which the options were issued.

                          (e) Notwithstanding any provision of this Section 11 to the contrary, in the event of a termination by the Company without Cause, twenty percent (20%) of shares subject to unvested options granted under the Stock Option Plan or any other option plan of the Company or CFI (effective on the date hereof or in the future) on the Date of Termination shall vest and become exercisable, if applicable, in accordance with the terms of such plans and the option agreements pursuant to which the options were issued; provided, however, if during the Base Term, Employee is terminated without Cause and, within nine months thereafter, a Change in Control shall occur, one hundred percent (100%) of shares subject to unvested options granted under the Stock Option Plan or any other option plan of the Company or CFI (effective on the date hereof or in the future) on the Date of Termination shall vest and become exercisable in accordance with the terms of such plans and the option agreements pursuant to which the options were issued.

                          (f) Notwithstanding any provision of this Section 11, in the event Employee terminates employment under Section 10 (c), one hundred percent (100%) of shares subject to unvested options granted under the Stock Option Plan or any other option plan of the Company or CFI (effective on the date hereof or in the future) on the Date of Termination shall vest and become exercisable in accordance with the terms of such plans and the option agreements pursuant to which the options were issued.

                          (g) In addition to the payments, provided therein, the Company shall pay all accrued but unpaid or unused vacation and sick pay. In the event the Company terminates the Employee without cause, or if the Employee terminates his employment pursuant to Section 10(c), Company shall maintain Employee’s health insurance benefits then provided for a one year period following the Date of Termination or the expiration of the Employment Period, whichever is earlier.

                          (h) In the event that Employee’s employment terminates by reason of Employee’s death, all benefits provided in this Section 11 shall be paid to Employee’s estate or as Employee’s executor shall direct, but payment may be deferred until Employee’s executor or personal representative has been appointed and qualified pursuant to the laws in effect in Employee’s jurisdiction of residence at the time of Employee’s death.

                          (i) Company shall make all cash payments to which Employee is entitled hereunder within thirty (30) days following the Date of Termination of Employee’s employment or earlier, if required by applicable law except for bonus payments, which shall be due and payable if, as and when payable by the Company to other officers covered by such plan.

                          (j) The provisions contained in this Section 11 may be triggered only once during the term of this Agreement by the first event to occur, so that, for example, should Employee be terminated because of a Permanent Disability and should there thereafter be a Change of Control, then Employee would be entitled to be paid only under Section 11(a) and not under Section 11(c) as well.

                          (k) Excise Tax Payments:

                               (i) In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code, to the Employee or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company or a change in ownership or effective control of CFI or of a substantial portion of its assets (a “Payment” or “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of the Employee’s failure to file timely a tax return or pay taxes shown due on his return, imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                               (ii) An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company’s expense by an accounting firm selected by the Company and reasonably acceptable to the Employee which is designated as one of the four largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Employee within five days of the Termination Date if applicable, or such other time as requested by the Company or by the Employee (provided the Employee reasonably believes that any of the Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by the Employee with respect to a Payment or Payments, it shall furnish the Employee with an opinion reasonably acceptable to the Employee that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten days of the delivery of the Determination to the Employee, the Employee shall have the right to dispute the Determination (the “Dispute”). The Gross-Up Payment, if any, as determined pursuant to this Section 12(i)(ii) shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm’s determination. The existence of the Dispute shall not in any way affect the Employee’s right to receive the Gross-Up Payment in accordance with the Determination. Upon the final resolution of a Dispute, the Company shall promptly pay to the Employee any additional amount required by such resolution. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Employee.

     12. Assignment.

                          (a) This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto, except that this Agreement shall be binding upon and inure to the benefit of any successor corporation to the Company.

                          (b) The Company, or CFI, as applicable, shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                          (c) This Agreement shall inure to the benefit of and be enforceable by the Employee and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     13.                (a) Confidential Information. During the Employment Period and thereafter, the Employee shall not, except as may be required to perform his duties hereunder or as required by applicable law, disclose to others for use, whether directly or indirectly, any Confidential Information regarding the Company. “Confidential Information” shall mean information about the Company, CFI, their respective subsidiaries and Affiliates, and their respective customers that is not available to the general public and that was learned by the Employee in the course of his employment by the Company, including (without limitation) any data, formulae, information, proprietary knowledge, trade secrets and client and customer lists and all papers, resumes, records and the documents containing such Confidential Information. The Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and CFI, and that such information gives the Company and CFI a competitive advantage. Upon the termination of his employment, the Employee will promptly deliver to the Company all documents (and all copies thereof) containing any Confidential Information.

                          (b) Noncompetition. The Employee agrees that during the Employment Period of this Agreement, he will not, directly or indirectly, without the prior written consent of the Company, provide consultative service with or without pay, own, manage, operate, join, control, participate in, or be connected as a stockholder, partner, or otherwise with any business, individual, partner, firm, corporation, or other entity which is then in competition with the Company or any present Affiliate of the Company; provided, however, that the “beneficial ownership” by the Employee, either individually or as a member of a “group,” as such terms are used in Rule 13d of the Exchange Act, of not more than 3% of the voting stock of any publicly held corporation shall not be a violation of this Agreement. It is further expressly agreed that the Company will or would suffer irreparable injury if the Employee were to compete with the Company or any subsidiary or Affiliate of the Company in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Employee further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Employee from competing with the Company or any subsidiary or Affiliate of the Company in violation of this Agreement.

                          (c) Right to Company Materials. The Employee agrees that all styles, designs, recipes, lists, materials, books, files, reports, correspondence, records, and other documents (“Company Material”) used, prepared, or made available to the Employee, shall be and shall remain the property of the Company. Upon the termination of his employment or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and Employee shall not make or retain any copies thereof.

                          (d) Antisolicitation. The Employee promises and agrees that during the Employment Period of this Agreement, and for a period of two (2) years thereafter, he will not influence or attempt to influence customers, franchisees, landlords, or suppliers of the Company or any of its present or future subsidiaries or Affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or Affiliate of the Company.

     14. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered directly to and accepted or rejected by the Person or certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt:

Company:	Chief Executive Officer The Cheesecake Factory Restaurants, Inc. The Cheesecake Factory Restaurants, Inc. 26950 Agoura Road Calabasas Hills, California 91301

with copy to:	General Counsel of CFI at the address above;

Employee:	Michael Berry c/o Jay Vogel, Esq. Law Offices of Jay Vogel 1414 North Harper Avenue, Suite #6 West Hollywood, CA 90046

     15. Amendments or Additions. No amendment or additions to this Agreement shall be binding unless in writing and signed by the parties hereto.

     16. Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

     17. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together will constitute one and the same instrument.

     19. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF CALIFORNIA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

     20. VENUE; WAIVE OF JURY TRIAL. IN THE EVENT OF ANY ACTION OR PROCEEDING BETWEEN THE EMPLOYEE AND THE COMPANY OR ITS SUBSIDIARIES REGARDING THIS AGREEMENT OR THE PLAN, THE PARTIES AGREE TO SUBMIT THE JURISDICTION OF THE STATE OR FEDERAL COURTS WITHIN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA AND AGREE THAT VENUE IN SUCH COURTS IS ACCEPTABLE TO THE PARTICIPANT AND THE COMPANY BOTH PARTIES AND WAIVE THEIR RIGHTS TO CLAIM FORUM NON CONVENIENS. PARTICIPANT AND THE COMPANY HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY.

     21. Resolution of Disputes.

                          (a) Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration held in Los Angeles, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Section 21. This Section 21 shall be construed and enforced in accordance with the Federal Arbitration Act, notwithstanding any other choice of law provision in this Agreement. Notwithstanding the foregoing, any party hereto may, in its discretion, apply to a court of competent jurisdiction for equitable relief. Such an application shall not be deemed a waiver of the right to compel arbitration pursuant to this Section 21.

                          (b) Arbitrator. The panel to be appointed shall consist of one neutral arbitrator selected by the Company, and acceptable to the Employee.

                          (c) Procedures. The arbitrator shall allow such discovery as the arbitrator determines appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the arbitrator. The arbitrator shall give the parties written notice of the decision, with the reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any party so requests within ten (10) days after the decision.

                          (d) Authority. The arbitrator shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys’ fees and expenses in such manner as is determined to be appropriate by the arbitrator.

                          (e) Entry of Judgment. Judgment upon the award rendered by the arbitrator may be entered in any court having in personam and subject matter jurisdiction. Company and Employee hereby submit to the in personam jurisdiction of the Federal and State courts in Los Angeles, California, for the purpose of confirming any such award and entering judgment thereon.

                          (f) Confidentiality. All proceedings under this Section 21, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties and by the arbitrators.

                          (g) Continued Performance. The fact that the dispute resolution procedures specified in this Section 21 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith.

                          (h) Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Section 21 are pending. The parties will take such action, if any, required to effectuate such tolling.

     22. Attorneys’ Fees. In the event of any action or proceeding to interpret or enforce this Agreement, the prevailing party in such action shall be entitled to receive reimbursement of reasonable attorneys’ fees and costs incurred from the other party.

     23. Miscellaneous. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.

     Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. Sections 9, 11, 13, 18, 19, 20, 21 and 22 shall survive the expiration of this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first indicated above.

THE CHEESECAKE FACTORY RESTAURANTS, INC. By: /s/ DAVID OVERTON ——————————————
Name: David Overton Title: Chief Executive Officer

EMPLOYEE: /s/ MICHAEL BERRY —————————————— MICHAEL BERRY

As to Provisions obligating The Cheesecake Factory Incorporated:

THE CHEESECAKE FACTORY INCORPORATED By: /s/ DAVID OVERTON ——————————————
Name: David Overton Title: Chief Executive Officer

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SCHEDULE 1

CORANTHIAN COLLEGE

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